SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
MIDWEST BANC HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160

November   , 2008

A special meeting of the holders of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) of Midwest Banc Holdings, Inc. (“Midwest”), will be held at the main office of Midwest, located at 501 West North Avenue, Melrose Park, Illinois 60160, on December   , 2008, at   p.m.

You are receiving this letter and the attached materials because you are the record owner of Series A depositary shares (each representing a 1/100th interest in a share of our Series A Preferred Stock). As a consequence, you have the authority to direct Illinois Stock Transfer Company, the depository for the Series A Preferred Stock, how to vote the Series A Preferred Stock represented by your Series A depositary shares at the special meeting.

Illinois Stock Transfer Company (“IST”), in its capacity as depository, will vote, or cause to be voted, at the special meeting, the Series A Preferred Stock underlying the Series A depositary shares in accordance with the instructions of the holders of record of the Series A depositary shares given by means of the enclosed voting instruction card.

As you may already know, Midwest has received preliminary approval to participate in the U.S. Department of Treasury’s TARP Capital Purchase Program (the “Program”). We have been advised that we are eligible to issue and sell to the U.S. Department of Treasury (the “U.S. Treasury”) up to $85.5 million of preferred stock and to issue warrants allowing the U.S. Treasury to purchase up to $12.8 million of our common stock.

In order for Midwest to participate in the Program, we are holding the special meeting to secure the approval of the holders of the Series A Preferred Stock (and, therefore, the holders of the Series A depositary shares) of the issuance by Midwest of up to $85.5 million of Fixed Rate, Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”) to the U.S. Treasury (the “Series T Proposal”).

The affirmative vote of the holders of two-thirds of the Series A Preferred Stock (and, therefore, holders of two-thirds of the Series A depositary shares) outstanding on November 7, 2008 is required to approve the Series T Proposal.

Our board of directors unanimously recommends that you direct the depository to vote the Series A Preferred Stock represented by your Series A depositary shares to approve the Series T Proposal.

IMPORTANT

It is important that your Series A depositary shares be represented at the meeting. Therefore, we urge you to sign, date, and promptly return the enclosed voting instruction card in the enclosed postage paid envelope. If your depositary shares are jointly held, each of you MUST sign the enclosed voting instruction card. If your Series A depository shares are held in a street name (e.g., by your broker), you must follow the instructions received from the record holder of your Series A depositary shares.

If you have any questions or need any assistance in voting your proxy, please contact our proxy solicitor, Morrow & Co., LLC, by mail at 470 West Avenue Stamford, Connecticut 06902, or by phone at (800) 607-0088.

James J. Giancola
President and Chief Executive Officer

Midwest Banc Holdings, Inc.

Notice Of Special Meeting Of Holders Of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock To Be Held December   , 2008

To the holders of depositary shares representing shares of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock of Midwest Banc Holdings, Inc.

Please take notice that a special meeting of the holders of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) of Midwest Banc Holdings, Inc. (“Midwest”), will be held on          , December   , 2008, at   A.M., central time, at Midwest’s offices, 501 West North Avenue, Melrose Park, Illinois.

The meeting will be held for the following purposes:

1. To authorize the issuance by Midwest of up to $85.5 million of Fixed Rate, Cumulative Perpetual Preferred Stock, Series T to the United States Treasury (the “Series T Proposal”).

2. To grant management the authority to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of voting instruction cards if there are not sufficient votes at the time of the special meeting to approve the Series T Proposal; and

3. To transact such other business as may properly come before the meeting or any adjournment.

Illinois Stock Transfer Company is the holder of record of the Series A Preferred Stock in its capacity as depository, on behalf of the depositary shares each representing 1/100th of a share of Series A Preferred Stock (the “Series A depositary shares” or the “depositary shares”). The depository is required to vote the Series A Preferred Stock in accordance with the instructions of the holders of record of the Series A depositary shares.

We would appreciate your dating, signing and returning the enclosed voting instruction card to Illinois Stock Transfer Company, as depository, as promptly as possible in the enclosed postage-paid envelope so that the Series A Preferred Stock underlying your depositary shares may be voted.

Only holders of record of the Series A depositary shares at the close of business on November 7, 2008 will be entitled to provide voting instructions to the depository. Only holders of record of the Series A Preferred Stock as of November 7, 2008 will be entitled to vote at the meeting.

Holders of Midwest’s outstanding common stock do not have to approve the Series T Proposal.

By Order of the Board of Directors,

JoAnn Sannasardo Lilek
Executive Vice President,
Chief Financial Officer and
Secretary and Treasurer

Dated: November 10, 2008

If you have any questions or need any assistance in voting your voting instruction card, please contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
(800) 607-0088

Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160

Proxy Statement For Special Meeting Of
Holders Of Series A Noncumulative Redeemable Convertible
Perpetual Preferred Stock To Be Held
December       2008

This proxy statement and the enclosed voting instruction card are first being sent to holders of Midwest’s Series A depositary shares on or about November      , 2008 in connection with the solicitation by Midwest’s board of directors of voting instructions to be used at a special meeting of the holders of our Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). The meeting will be held on          , December      , 2008, at 10:00 A.M., central time, at Midwest’s offices, 501 West North Avenue, Melrose Park, Illinois.

You are receiving this letter and the attached materials because you are the record owner of Series A depositary shares (each representing a 1/100th interest in a share of our Series A Preferred Stock). As a consequence, you have the authority to direct Illinois Stock Transfer Company, the depository for the Series A Preferred Stock, how to vote the Series A Preferred Stock represented by your Series A depositary shares at the special meeting.

Illinois Stock Transfer Company (“IST”), in its capacity as depository, will vote, or cause to be voted, at the special meeting, the Series A Preferred Stock underlying the Series A depositary shares in accordance with the instructions of the holders of record of the Series A depositary shares given by means of the enclosed voting instruction card.

If you sign and return the enclosed voting instruction card, you may nevertheless revoke it at any time prior to 5:00 P.M. central time on December     , 2008 by (1) giving written notice to the depository or (2) delivering a later dated voting instruction card to the depository at:

Illinois Stock Transfer Company
Attention: Proxy Department
209 W. Jackson Blvd., Suite 903
Chicago, Illinois 60606
Telephone: 312.427-2953

As you may already know, we have received preliminary approval to participate in the U.S. Department of Treasury’s TARP Capital Purchase Program (the “Program”). We have been advised that we are eligible to issue and sell to the U.S. Department of Treasury (the “U.S. Treasury”) up to $85.5 million of preferred stock and to issue warrants allowing the U.S. Treasury to purchase up to $12.8 million of our common stock.

In order for us to participate in the Program, we are holding the special meeting to secure the approval of the holders of the Series A Preferred Stock (and, therefore, the holders of the depositary shares) of the issuance by Midwest of up to $85.5 million of Fixed Rate, Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”) to the U.S. Treasury (the “Series T Proposal”).

If necessary, IST, or the holder of its proxy, may vote to adjourn the meeting to permit the further solicitation of voting instruction cards in order to approve the Series T Proposal (the “Adjournment Proposal”). If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting, the Series A depositary shares will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any voting instructions that have effectively been revoked or withdrawn).

Voting Securities

Holders of a majority of the outstanding Series A Preferred Stock must be present in person or represented by proxy to constitute a quorum at the meeting. Only holders of Series A Preferred Stock as of November 7, 2008, are entitled to vote at the special meeting.

On November 7, 2008, Midwest had outstanding and entitled to vote 17,250 shares of Series A Preferred Stock having a liquidation value of $2,500 per share, all of which are held of record by IST.

On November 7, 2008, Midwest had 1,725,000 Series A depositary shares outstanding, each representing 1/100th of a share of Series A Preferred Stock. Each depositary share entitles the holder to one vote.

Questions and Answers About the Special Meeting and the Proposals

What is the purpose of the Special Meeting?

Midwest seeks to raise capital through the sale of up to $85.5 million of preferred stock to the U.S. Department of Treasury (the “U.S. Treasury”) under its TARP Capital Purchase Program (the “Program”). The Program requires that the preferred stock sold to the U.S. Treasury must provide for cumulative dividends and must otherwise be on parity with our Series A Preferred Stock. Under the Certificate of Designation for the Series A Preferred Stock, holders of two-thirds of the issued and outstanding Series A Preferred Stock (and, therefore, holders of two-thirds of the depository shares) must approve the issuance of any series of preferred stock which will be on parity with the Series A Preferred Stock if such parity stock will have cumulative dividend rights.

If we are allowed to participate in the Program, our board of directors will designate a new series of preferred stock (the Series T Preferred Stock) which will be sold to the U.S. Treasury under the Program. The Series T Preferred Stock will be on parity with the Series A Preferred Stock as to rights upon liquidation, dissolution or winding-up but will have cumulative dividend rights.

In order for us to participate in the Program, we are holding the special meeting to secure the approval of the holders of the Series A Preferred Stock (and, therefore, the holders of the depositary shares) of the Series T Proposal. In addition, we are seeking the approval of the Adjournment Proposal.

The affirmative vote of the holders of two-thirds of the Series A Preferred Stock (and, therefore, holders of two-thirds of the Series A depositary shares) outstanding on November 7, 2008 is required to approve the Series T Proposal.

Each depositary share represents a 1/100th interest in a share of Series A Preferred Stock. IST, as the depository for the Series A Preferred Stock, will vote the Series A Preferred Stock as directed by the holders of the Series A depositary shares. Because 1,725,000 depositary shares were issued and outstanding as of November 7, 2008, the record date for the special meeting, 1,150,000 Series A depositary shares must be affirmatively voted for the Series T Proposal so the depository can vote two-thirds of Series A Preferred Stock for the approval of the Series T Proposal.

Because the required two-thirds vote is based on total outstanding depositary shares, and not simply two-thirds of the depositary shares, your failure to return your voting instruction card voting “FOR” the Series T Proposal is the same as voting against the proposal.

Does acceptance into the Program mean Midwest is struggling financially?

No. The U.S. Treasury does not intend the Program to be made available to banks struggling financially. Instead, the U.S. Treasury seeks to recapitalize the nation’s stronger banks to spur increased lending to fuel economic growth and capital to facilitate consolidation of weak banks into stronger banks. On October 20, 2008, the Federal Deposit Insurance Corporation issued a formal press release encouraging all eligible banks to request capital under the program. Receiving capital under the Program is a sign of strength and confidence, not weakness.

Why is Midwest seeking additional capital?

Our country and banking system are experiencing some of the most challenging times since the Great Depression. News reports frequently focus on problems in real estate and mortgages, and our government has responded to the stresses in our economy in many important ways. Nonetheless, Midwest has not been immune to the negative impact the economy is having on our nation’s banks. The difficult economic situation has had negative effects on Midwest’s credit costs, investments, and stock price.

On November 3, 2008, Midwest announced a net loss of $159.7 million for the third quarter of 2008. These results reflect previously announced pre-tax charges of: a $42 million provision for loan losses; $64.5 million of charges and losses on investments in Fannie Mae and Freddie Mac preferred equity securities; and an $80 million non-cash goodwill impairment charge relating to Midwest’s reduced stock price. The third quarter 2008 net loss per share was $5.76. At September 30, 2008, Midwest’s non-accrual loans totaled $60.5 million or 2.42% of total loans while non-performing assets totaled $68.5 million or 1.91% of total assets. The allowance for loan losses at September 30, 2008 was $39.4 million or 1.58% of loans and 65% of non-accrual loans.

Midwest is committed to remaining a strong company with a well-capitalized bank to serve our customers. In order to conserve capital in light of deteriorating economic conditions, Midwest has suspended paying cash dividends on its common stock. Midwest has, however, paid all of the cash dividends on its Series A Preferred Stock. In order to continue paying cash dividends on Midwest’s Series A Preferred Stock (and, therefore, the Series A depository shares) and to reinstate cash dividends on its common stock in the future, Midwest believes that our bank, Midwest Bank and Trust Company (the “Bank”) must remain “Well Capitalized” under applicable bank regulatory guidelines, and our Bank and overall company must achieve sustained profitability.

If we are unable to consummate the Series T Proposal, we may find that it is also necessary in the near term to conserve capital by also suspending cash dividends on the Series A Preferred Stock (and, therefore, the Series A depositary shares). If we are unable to consummate the Series T Proposal, we may face an extended period of time in which we will be unable to return to a level of profitability, which will allow us to pay cash dividends on our preferred and common stocks.

We are seeking additional capital in addition to that which may be available from the Treasury under the TARP Program. We anticipate that additional capital from private parties will be available, if at all, on significantly less favorable terms than the TARP Program. If we fail to sell the Series T Preferred Stock to the U.S. Treasury, we will have to seek capital from other parties, which if obtained, will in all likelihood be more dilutive to existing stockholder.

Midwest is a holding company which relies on dividends from Midwest Bank and Trust Company (the “Bank”) to pay expenses and cash dividends. Midwest has obligations which rank senior to the Series A Preferred Stock. For instance, under the terms of junior subordinated debentures, we may not pay any dividends on the Series A Preferred Stock if we have delayed interest payments on the securities issued under our junior subordinated debentures.

With respect to dividend rights and rights upon our liquidation, winding-up or dissolution, our Series A Preferred Stock ranks junior to all of our present and future indebtedness. As of September 30, 2008, we had approximately $1.6 billion of indebtedness and other liabilities which are senior in right of payment to the Series A Preferred Stock (and the depositary shares), including secured and unsecured debt totaling $75.6 million and $60.8 million of debt related to our junior subordinated debentures.

Midwest’s senior indebtedness includes a $25 million short-term revolving line of credit and $55 million term note with a single lender. As of September 30, 2008, $20.6 million was outstanding under the revolving line of credit and $55 million outstanding under the term loan. These loans are secured by the stock of the Bank. The revolving line of credit and term note include the following covenants at September 30, 2008: (1) the Bank must not have nonperforming loans in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. In light of recent economic conditions, Midwest’s increase in nonperforming assets, and impairment charges on goodwill and the Fannie Mae and Freddie Mac preferred securities, Midwest has sought covenant waivers on two occasions since December 31, 2007, including a request it made recently to the third quarter of 2008.

The net loss recognized in the third quarter of 2008 caused Midwest to violate a covenant; the lender, however, agreed to conditionally waive this covenant violation pending a successful capital raise. If we do not sell the Series T Preferred Stock to the U.S. Treasury and raise capital from other sources, we could be prevented from drawing on the short-term credit facility and we would be required to renegotiate the terms or repay the loans in full. If we are unsuccessful in renegotiating the loans or repaying the loans in full, the lender would be able to call the loans.

The Bank is not expected to pay dividends to Midwest for the balance of 2008 and will only be able to pay dividends in 2009 upon receipt of regulatory approval. Our annual debt service currently includes approximate $6.8 million in annual interest expense related to our debt and trust preferred securities and $3.3 million in annual dividend obligations on our Series A Preferred Stock. As of September 30, 2008, we had $5.0 million in cash on hand. In the event the Bank is unable to pay dividends to Midwest, we may not be able to service debt, pay obligations or pay dividends on our Series A Preferred Stock (and, therefore, our Series A depository shares) or our common stock.

Furthermore, our ability to support our growth initiative and meet minimum regulatory capital requirements to be considered well-capitalized at the Bank is dependent in part on us being able to consummate the Series T Proposal. If we are unable to successfully consummate this transaction, we would be required to significantly reduce our earning asset growth in future periods and our business, reputation, ability to remain well-capitalized and ability to attract and retain qualified personnel may be materially adversely affected. We would also be required to seek additional capital, and events or circumstances in the capital markets generally that are beyond our control may adversely affect our ability to do so on terms acceptable to us, or at all. We may also fail to meet minimum capital levels for qualification as “well-capitalized” under applicable bank regulations. In that event, our access to capital and ability attract and retain deposits would be adversely effected.

In the event that the holders of the Series A depository shares fail to approve the Series T Proposal, Midwest will be ineligible to participate in the TARP Program, and will therefore not qualify for the equity investment by the U.S. Treasury. This will eliminate an important and attractive potential source of capital that can be used to improve Midwest’s capital and liquidity positions and profitability. Like many other U.S. financial institutions, we have faced significant economic and business challenges in recent months, owing in part to the downturn in real estate markets and the overall credit crisis. As a result, we have taken a proactive approach to restructuring our operations to protect our liquidity, and raise additional capital to protect our capital and liquidity during these trying times. Our participation in the TARP Program represents a significant part of that strategy and involves utilizing a portion of the proposed infusion of capital to help us implement our plans.

We are seeking additional capital in addition to that which may be available from the Treasury under the TARP Program. Midwest was the second bank from Chicago to qualify for the TARP program capital purchases, and one of the first banking companies our size in the nation to receive this approval. We believe our selection to receive these funds will greatly facilitate our ability to raise additional capital from other sources. Conversely, if we fail to sell the Series T Preferred Stock to the U.S. Treasury, we will have to seek capital from other parties, which, if obtained, will in all likelihood be on substantially less attractive terms and available in lesser amounts, thereby restraining the capital levels and sustained profitability that support the payment of cash dividends on our Series A Preferred Stock (and, therefore, our Series A depository shares).

Why is Midwest seeking capital from the U.S. Treasury instead of private or institutional investors?

The recent and ongoing contraction in credit within the banking industry has significantly increased the cost of capital and dramatically reduced its availability. The Program is intended to recapitalize the nation’s banks in an effort to spur lending activity and ease the current credit freeze. To encourage banks to accept this capital and therefore widely deploy lending activity, the cost to obtain capital under the Program was made less than that currently required by public and private investors. In addition, funding approved under the Program is to be delivered quickly, prior to the end of December 2008. All things considered, our board of directors believes the Program will provide us with the lowest cost capital available at this time.

We will continue to explore our options to sell additional equity as needed to further strengthen our balance sheet.

Why is Midwest seeking to raise the maximum amount available under the Program?

As currently designed, capital obtained under the Program is expected to be available to support asset and loan growth, whether from organic growth in our existing market area, or from acquisition of other banks or branches. In addition, the U.S. Treasury required banks to submit an application for Program participation by November 14, 2008 and is not anticipated to offer similar low cost capital again to banks through another round of funding. After the Series T Preferred Stock remains outstanding for three years, we can repay the U.S. Treasury at any time, in part or in whole, if the additional capital is no longer needed to support growth or regulatory capital needs. Due to uncertainty over the length and depth of the anticipated recessionary economy and the ability to prepay the capital after three years, our board of directors believes it is prudent to accept the maximum amount of capital offered under the Program at this time.

How will Midwest use the capital?

Consistent with the intent of the Program, we intend to use the additional capital to engage in additional lending activities, but we may, in our sole discretion, deploy the capital for other purposes consistent with the terms and conditions of the Program.

How long does Midwest expect the Series T Preferred Stock to remain outstanding?

We intend to seek replacement financing before the dividend rate on the Series T Preferred Stock increases from 5% per year to 9% per year five years after the issuance of the Series T Preferred Stock. However, we cannot provide any assurance that we will be able to obtain replacement financing on acceptable terms within that timeframe.

Would the Series T Preferred Stock have rights superior to the existing Series A Preferred Stock?

The Series T Preferred Stock will be on parity with the Series A Preferred Stock as to rights upon liquidation, dissolution or winding-up but will have cumulative dividend rights.

Will holders of the Series T Preferred Stock have voting rights?

Like the Series A Preferred Stock, the Series T Preferred Stock will be non-voting, except in cases where a transaction would adversely affect the rights or ranking of the Series T Preferred Stock.

What limitations or demands would the U.S. Treasury place on use of the Series T Preferred Stock proceeds?

The U.S. Treasury has encouraged banks to use the capital to increase lending activities and fuel economic growth. However, there are no requirements as to the use of the capital or the type of borrowers to be served.

As a holder of the Series T Preferred Stock, will the U.S. Treasury actively direct Midwest operations or direction?

Shares of the Series T Preferred Stock will be non-voting except in specific cases directly impacting the status and rights of their class of Series T Preferred Stock. The U.S. Treasury retains the right to elect up to two directors and to limit or cease the payment of cash dividends to holders of common stock if the regular Series T Preferred Stock dividend payments have ceased to be paid by Midwest. Holders of the Series A Preferred Stock have similar voting rights and would vote with the holders of the Series T Preferred Stock to elect two directors if the Series A Preferred Stock and Series T Preferred Stock dividends cease to be paid.

Will the U.S. Treasury restrict Midwest’s ability to pay cash dividends on its Series A Preferred Stock (and, therefore, its depository shares) while the Series T Preferred Stock is outstanding?

Because the Series A Preferred Stock and the Series T Preferred Stock are on parity, if we do not pay dividends on either the Series A Preferred Stock or Series T Preferred Stock, we may not pay dividends on either of them.

However, unlike the dividends on the Series A Preferred Stock, the dividends on the Series T Preferred Stock will cumulate if not paid.

Who may I contact with questions on the Series T Proposal?

We have engaged Morrow & Co., Inc., our proxy solicitor, to ensure accurate and timely distribution of special meeting materials, coordination of answers to questions of holders of depositary shares concerning the vote, and to proactively contact holders of Series A depositary shares to obtain their voting instruction cards in support of the Series T Proposal.

Please direct any questions to Morrow & Co., LLC by calling (800) 607-0088. Morrow & Co., LLC may contact holders of depositary shares via telephone following initial mailing of meeting materials and provide further mailing and telephone contacts to depositary shareholders that have not returned their voting instruction cards to the depository as requested.

In addition, our directors and employees may also contact depositary shareholders directly to discuss the proposal and seek proxy votes in support of the proposal prior to the special meeting.

Due to the importance of the matter and the requirement to obtain the vote of holders of two-thirds of outstanding depositary shares, Midwest requests you review the proxy materials and submit your voting instruction cards in the enclosed, postage-paid envelope as soon as possible.

Why am I receiving this proxy statement?

You are receiving a proxy statement because you owned depositary shares of Midwest on November 7, 2008. That entitles you to provide instructions to the depository as to how the Series A Preferred Stock will be voted at the special meeting. This proxy statement describes the matters on which we would like you to provide instructions to the depository and provides information on those matters so that you can make an informed decision.

The notice of special meeting, proxy statement and voting instruction card are being mailed to holders of depositary shares on or about November   , 2008. If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record to see the options available to you.

What is a voting instruction card?

A voting instruction card is your direction to IST, the depository, to vote the Series A Preferred Stock represented by your depository shares. By completing and returning the enclosed voting instruction card, you are giving the depository the authority to vote the Series A Preferred Stock represented by your depository shares in the manner you indicate on your voting instruction card.

Why did I receive more than one voting instruction card?

You will receive multiple voting instruction cards if you hold your depositary shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts.

If your depositary shares are held by a broker (i.e., in “street name”), you will receive your voting instruction card or other voting information from your broker, and you will return your voting instruction card or cards to your broker.

You should indicate your vote on and sign each voting instruction card that you receive.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your Series A depositary shares are held. If your shares are registered directly in your name with IST, the depository, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my depositary shares?

You can do so by filling out the enclosed voting instruction card, signing it, and mailing it in the enclosed postage-paid envelope.

If you hold your depositary shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your depositary shares.

Can I vote my shares in person at the meeting?

Only holders of the Series A Preferred Stock may vote at the meeting.

What are the board’s recommendations on how I should vote my depositary shares?

The board recommends that you instruct the depository to vote the Series A Preferred Stock representing your depositary shares as follows:

Proposal 1 — FOR the Series T Proposal.

Proposal 2 — FOR the Adjournment Proposal.

What are my choices when voting?

Proposal 1 — You may instruct the depository to vote the Series A Preferred Stock represented by your depository shares in favor of or against the Series T Proposal, or you may direct the depository to abstain from voting the Series A Preferred Stock represented by your depositary shares.

Proposal 2 — You may instruct the depository to vote the Series A Preferred Stock represented by your depository shares in favor of or against the Adjournment Proposal, or you may direct the depository to abstain from voting the Series A Preferred Stock represented by your depositary shares.

What vote is required to approve each proposal?

The Series T Proposal requires the affirmative vote of the holders of two-thirds of the Series A Preferred Stock (and, therefore, the holders of two-thirds of the depository shares).

The Adjournment Proposal requires the affirmative vote of the holders of a majority of the Series A Preferred Stock represented at the special meeting (and, therefore, the holders of a majority of the depository shares represented at the meeting).

How would the Series A Preferred Stock representing my depositary shares be voted if I do not direct the depository how they should be voted?

If you sign and return your voting instruction card without indicating how you want your Series A depository shares to be voted, IST will not be able to vote the Series A Preferred Stock represented by your depositary shares with respect to Proposal 1 or Proposal 2. Therefore, you are urged to sign and complete the voting instruction card.

What if I do not return my voting instruction card?

If you are a holder of record of Series A depositary shares (that is, your depositary shares are registered in your own name) and you do not return the voting instruction card, the Series A Preferred Stock represented by your depository shares will not be voted. Your failure to properly instruct the depository on how to vote the Series A Preferred Stock representing your depositary shares will be treated as a vote against the Series T Proposal.

If you hold your depositary shares in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your depositary shares, your record holder cannot direct the depository to vote the Series A Preferred Stock represented by your depositary shares on the Series T Proposal. Your failure to provide such instructions will be treated as a vote against the Series T Proposal.

How are abstentions and broker non-votes treated?

If you do not give your record holder specific voting instructions and your record holder does not vote, the votes will be “broker non-votes.” “Broker non-votes” will be treated as “No” votes on the Series T Proposal and the Adjournment Proposal. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the special meeting.

Abstentions are deemed as “present” at the meeting, are counted for quorum purposes, and will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	as required by law;

•	to the inspectors of voting; or

•	if the election is contested.

Who will count the votes?

The depository will count the votes of the depositary shareholders.

Who pays the cost of this solicitation?

We are paying the costs of this solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Series A depository shares.

We have retained Morrow & Co., LLC to assist us with the solicitation of voting instruction cards for a fee not to exceed $6,000, plus reimbursement of its out-of-pocket expenses.

Is this proxy statement the only way that voting instruction cards are being solicited?

No. In addition to mailing these proxy materials, certain of our directors, officers or employees may solicit voting instruction cards by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any questions or need any assistance in voting your voting instruction card, please contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
(800) 607-0088

Do I have appraisal rights?

Under applicable Delaware law, the holders of the Series A Preferred Stock (and, therefore, the holders of the depositary shares) are not entitled to appraisal rights with respect related to the approval of the Series T Proposal.

PROPOSAL 1

Proposal To Authorize
The Issuance Of Series T Preferred Stock
(the “Series T Proposal”)

Our board of directors has approved and recommends that holders of the Series A depositary shares instruct the depository to vote the Series A Preferred Stock represented by their Series A depositary shares to authorize the issuance by Midwest of up to $85.5 million of Fixed Rate, Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”) to the United States Treasury (the “U.S. Treasury”).

Our board of directors has authority to issue shares of authorized preferred stock in one or more classes or series having such rights and preferences as may be determined by the board, subject to the limits provided by Delaware law, including dividend rights and rights upon liquidation, and any conversion, redemption, sinking fund or voting rights. Stockholder approval is not required for the issuance of authorized shares of preferred stock except to the extent mandated by rules of the Nasdaq Global Market or any other exchange on which our common stock is then listed for trading.

We seek to raise capital through the sale of up to $85.5 million of Series T Preferred Stock to the U.S. Treasury. The Program requires that the preferred stock sold to the U.S. Treasury must provide for cumulative dividends and must otherwise be on parity with our Series A Preferred Stock. Under the Certificate of Designation for the Series A Preferred Stock, holders of two-thirds of the issued and outstanding Series A Preferred Stock (and, therefore, holders of two-thirds of the depository shares) must approve the issuance of any series of preferred stock which will be on parity with the Series A Preferred Stock but which will have cumulative dividend rights.

In order for us to participate in the Program, we are holding the special meeting to secure the approval of the holders of the Series A Preferred Stock (and, therefore, the holders of the depositary shares) of the Series T Proposal. In addition, we are seeking the approval of the Adjournment Proposal.

The affirmative vote of the holders of two-thirds of the Series A Preferred Stock (and, therefore, holders of two-thirds of the Series A depositary shares) outstanding on November 7, 2008 is required to approve the Series T Proposal.

Terms of the Series T Preferred Stock

If Midwest participates in the Program, our board of directors will designate a new series of the preferred stock (the Series T Preferred Stock) as authorized by Midwest’s amended and restated certificate of incorporation. Midwest will sell the Series T Preferred Stock to the U.S. Treasury for cash consideration in an amount up to $85.5 million. Set forth below is a summary of the terms of the Series T Preferred Stock to be issued under the Program as set forth in a draft of the preferred stock purchase agreement and the warrant form provided by the U.S. Treasury:

•	The Series T Preferred Stock will have a liquidation preference of $1,000 per share and will be senior to our common stock and on parity with our Series A Preferred Stock except that dividends on the Series T Preferred Stock will be cumulative.

•	The Series T Preferred Stock will be perpetual and will be considered Tier 1 capital.

•	If Midwest sells $85.5 million of the Series T Preferred Stock to the U.S. Treasury, the Series T Preferred Stock will pay an annual cumulative dividends of at the rate of 5% per year (or $4.275 million for the first five years), increasing to 9% per year (or $7.695 million per year) thereafter (such dividends will be payable quarterly in arrears).

•	If dividends on the Series T Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the holders of Series T Preferred Stock will have the right to elect two directors to Midwest’s board of directors. The right to elect directors will end when all past unpaid dividends have been paid in full.

•	We will not be able to redeem the Series T Preferred Stock for the first three years except with the proceeds from an equity offering for either more perpetual preferred stock or common stock for cash (a “Qualified

Equity Offering”) which results in aggregate gross proceeds to Midwest of not less than $21.376 million (25% of the issue price of the Series T Preferred Stock). Any early redemptions of the Series T Preferred Stock will be limited to the amount so raised.

•	As long as any Series T Preferred Stock is outstanding, we may pay dividends on our common stock, provided that all accrued and unpaid dividends for all past dividend periods on the Series T Preferred Stock are fully paid.

•	We must obtain the U.S. Treasury’s consent for any increase in dividends paid on our common stock for the first three years, unless prior to such time the Series T Preferred Stock is redeemed in whole or the U.S. Treasury has transferred all of the Series T Preferred Stock to third parties.

•	Other than for repurchases of our common stock in connection with any benefit plan, we must obtain the U.S. Treasury’s consent for any share repurchases for the first three years, unless prior to such time the Series T Preferred Stock is redeemed in whole or the U.S. Treasury has transferred all of the Series T Preferred Stock to third parties.

•	The Series T Preferred Stock would be non-voting, other than class voting rights on (i) any authorization or issues of shares ranking senior to the Series T Preferred Stock, (ii) any amendment to the rights of the Series T Preferred Stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the holders of the Series T Preferred Stock.

•	We will be required to file a shelf registration statement covering the Series T Preferred Stock as soon as practicable after the date of the U.S. Treasury’s investment and, if necessary, take all action required to cause such shelf registration statement to be declared effective as soon as possible. We will also be required to grant to the U.S. Treasury piggyback registration rights for the Series T Preferred Stock and will take such other steps as may be reasonably requested to facilitate the transfer of the Series T Preferred Stock including, if requested by the U.S. Treasury, using reasonable efforts to list the Series T Preferred Stock on a national securities exchange.

Midwest can make no assurance that the U.S. Treasury will not, prior to the consummation of the contemplated sale of Series T Preferred Stock and warrants pursuant to the Program, impose additional terms and conditions or modify its requirements under the Program.

Comparison of the Series A Preferred Stock and the Series T Preferred Stock

We presently have outstanding 17,250 shares of Series A Preferred Stock (with a liquidation preference of $2,500 per share) and 1,725,000 depositary shares each representing a 1/100th interest in a share of Series A Preferred Stock. Each share of our Series A Preferred Stock has the same relative rights as, and is identical in all respects with, each other share of Series A Preferred Stock.

Set forth below is a summary of the various terms of the Series A Preferred Stock and a summary of the comparable terms of the Series T Preferred Stock.

Dividends — Series A Preferred Stock.  Subject to the rights of any holders of senior stock and parity stock (such as the Series T Preferred Stock), the holders of shares of Series A Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors, out of our assets legally available for payment, noncumulative cash dividends, payable quarterly, at the rate of 7.75% per annum of the $2,500 liquidation preference. This is equivalent to $193.75 per share of Series A Preferred Stock per annum (or $48.4375 per quarter) and $0.484375 per depositary share per quarter.

Series A Preferred Stock dividends are not cumulative. If our board of directors fails to declare a dividend for a dividend period, then the holders of the Series A Preferred Stock will have no right to receive a dividend related to that dividend period, and we will have no obligation to pay a dividend for the related dividend period or to pay any interest, whether or not dividends are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on any parity stock (including the Series T Preferred Stock if issued) or junior stock during any calendar quarter unless full dividends on the Series A Preferred

Stock (and the Series T Preferred Stock if issued) for the dividend period ending during the calendar quarter have been declared. When cash dividends are not paid in full, or a sum sufficient for the full payment is not set apart, upon the Series A Preferred Stock and any other parity stock, dividends upon shares of Series A Preferred Stock and dividends on other parity stock payable during the dividend period will be declared pro rata so that the amount of dividends payable per share on the Series A Preferred Stock and any other parity stock (including the Series T Preferred Stock if issued) will in all cases bear to each other the same ratio that full dividends for the then-current dividend period on the shares of Series A Preferred Stock, including any accumulation related to declared and unpaid dividends for prior periods, and full dividends on shares of the other parity stock (including the Series T Preferred Stock if issued), including any accumulation related to declared and unpaid dividends for prior periods, bear to each other and, in the case of the Series T Preferred Stock, all dividends that have not been paid in prior dividend periods.

Dividends — Series T Preferred Stock.  Subject to the rights of any holders of senior stock or parity stock (such as the Series A Preferred Stock), holders of the Series T Preferred Stock shall be entitled to receive, if, as and when declared by our board of directors, out of assets legally available therefor, cumulative cash dividends payable quarterly. These dividends will be payable at a rate of 5.00% per annum on the $1,000 liquidation preference (or $50.00 per share per annum and $12.50 per share per quarter) until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum on the $1,000 liquidation preference (or $90.00 per share per annum and $22.50 per share per quarter).

So long as any shares of the Series T Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock (other than dividends payable solely in shares of common stock), or parity stock, subject to the immediately following paragraph in the case of parity stock, (including the Series A Preferred Stock) and no common stock, junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series T Preferred Stock have been or are contemporaneously declared and paid in full.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any dividend payment date in full upon Series T Preferred Stock and any shares of parity stock (including the Series A Preferred Stock), all dividends declared on Series T Preferred Stock and all such parity stock (including the Series A Preferred Stock) and payable on such dividend payment dates shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series T Preferred Stock and all parity stock payable on such dividend payment date bear to each other.

Voting Rights — Series A Preferred Stock.  The holders of our Series A Preferred Stock are not entitled to vote on any matter except as may be required by law.

If dividends on any outstanding shares of Series A Preferred Stock have not been paid in full for six or more quarterly periods (whether or not consecutive), holders of Series A Preferred Stock (voting separately as a class with all other series of preferred stock on parity with the Series A Preferred Stock upon which like voting rights have been conferred and are exercisable (such as the Series T Preferred Stock)), as a separate class will be entitled to elect two additional directors to our board of directors to serve until all dividends have been fully paid or declared and set apart for payment for four consecutive quarterly dividend periods.

The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series A Preferred Stock, voting separately as a class, in addition to any other vote required by our certificate, the certificate of designation or Delaware law, will be required to: (i) amend, alter, repeal or otherwise change any provision of our certificate or the certificate of designation, whether by a business combination or otherwise, if the amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock; or (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any of our equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of our equity securities, which would constitute senior stock or parity stock or reclassify any of our authorized shares into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such shares.

With respect to the occurrence of any of the events set forth in clause (i) of the preceding paragraph, so long as shares of Series A Preferred Stock (or shares issued by a surviving entity in substitution for the Series A Preferred Stock) remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series A Preferred Stock. Except as otherwise required by law, we may, without the consent of any holder of Series A Preferred Stock, (y) increase the authorized number of shares of Series A Preferred Stock or issue additional shares of Series A Preferred Stock; or (z) authorize, increase the authorized amount of, or issue shares of parity stock (provided that dividend rights are noncumulative) and junior stock, and in taking actions, we shall not be deemed to have materially and adversely affected the existing terms of the Series A Preferred Stock, provided that such parity or junior stock does not rank senior to the Series A Preferred Stock as to dividend rights, upon liquidation, winding-up or dissolution or otherwise. We may, without the consent of any holder of Series A Preferred Stock, enter into a merger, share exchange or similar transaction as long as the Series A Preferred Stock remains outstanding, or if Midwest is not the surviving entity in such transaction, the Series A Preferred Stock will become shares of the surviving entity having the same powers, preferences and privileges that the Series A Preferred Stock had prior to such transaction.

Voting Rights — Midwest’s Series T Preferred Stock.  Except as indicated below or otherwise required by law, holders of the Series T Preferred Stock will not have any voting rights.

If dividends on any outstanding shares of Series T Preferred Stock have not been paid in full for six or more quarterly periods (whether or not consecutive), holders of Series T Preferred Stock (voting separately as a class with all other series of preferred stock on parity with the Series T Preferred Stock upon which like voting rights have been conferred and are exercisable (such as the Series A Preferred Stock)) as a separate class will be entitled to elect two additional directors to our board of directors to serve until all unpaid, cumulated dividends have been fully paid.

The Series T Preferred Stock shall have the right to vote separately as a class (with approval requiring the affirmative vote of holders owning at least two-thirds of the Series T Preferred Stock) on (1) any authorization or issuance of shares ranking senior to the Series T Preferred Stock; (2) any amendment to the rights of the Series T Preferred Stock; or (3) consummation of any merger, share exchange or similar transaction unless the Series T Preferred Stock remain outstanding, or if Midwest is not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the Series T Preferred Stock remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the Series T Preferred Stock.

Conversion — Series A Preferred Stock.  Each share of Series A Preferred Stock, unless previously redeemed, will be convertible at the option of the holder into the whole number of shares of our common stock equal to the quotient achieved when $2,500 is divided by the conversion price (currently $15.00) as may be subsequently adjusted. Except as otherwise provided, shares of our Series A Preferred Stock will only be convertible into shares of our common stock.

On or after December 14, 2012, we may, at our option, require holders of Series A Preferred Stock to convert their shares into shares of our common stock. We may exercise our conversion option only if: (i) the closing sale price of our common stock equals or exceeds 130% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the fifth trading day immediately prior to our issuance of a press release announcing the exercise of our conversion option; and (ii) we have paid full dividends for four consecutive quarters on the Series A Preferred Stock prior to the issuance of the press release.

Conversion — Series T Preferred Stock.  The Series T Preferred Stock is not convertible into shares of our common stock.

Liquidation Rights — Series A Preferred Stock.  The amount which the holders of outstanding shares of Series A Preferred Stock will be entitled to receive in the event of our liquidation, dissolution or winding up, whether voluntary or not, after payment or provision for payment of our debts and other liabilities, out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of our common stock or any junior stock as to distributions, will initially be $2,500 per share plus dividends declared and unpaid, if any, for any prior dividend periods (if we have received the prior approval of the Federal Reserve Board) and the then-current dividend period, to the date fixed for liquidation, dissolution or winding up, before any amount is paid or distributed. The amount that holders of Series A Preferred Stock will be entitled to receive in the event of our liquidation, dissolution or winding up is subject to adjustment whenever there is a stock split, combination, reclassification or other similar event involving shares of the Series A Preferred Stock, as determined by the board of directors.

If, upon any voluntary or involuntary liquidation, dissolution or winding up, the amounts payable related to the Series A Preferred Stock and any parity stock (such as the Series T Preferred Stock) shall be insufficient to pay in full the amount to which such holders are entitled, the holders of the Series A Preferred Stock and parity stock will share ratably in any distribution of assets in proportion to the full respective distributable amounts to which they are entitled, which, if applicable in the case of parity stock, may include accumulated dividends. After payment of the full amount of liquidating distribution to which they are entitled, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of our assets. All distributions made with respect to the Series A Preferred Stock in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of Series A Preferred Stock.

Neither the sale, conveyance, exchange or transfer for cash, shares of stock, other securities or other consideration of all or substantially all the assets or business of Midwest (other than in connection with the voluntary or involuntary liquidation, winding-up or dissolution of Midwest) nor the merger, consolidation or share exchange of Midwest into or with any other person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, of Midwest.

Liquidation Rights — Series T Preferred Stock.  In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series T Preferred Stock will be entitled to receive an amount per share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends to the date of payment of the Total Liquidation Amount. Holders of the Series T Preferred Stock will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series T Preferred Stock.

If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series T Preferred Stock and all holders of any shares of Midwest’s stock ranking as to any such distribution pari passu with the Series T Preferred Stock (such as the Series A Preferred Stock), the amounts paid to the holders of Series T Preferred Stock and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per share of Series T Preferred Stock has been paid in full to all holders of Series T Preferred Stock and the liquidation preference of any other shares ranking on parity with the Series T Preferred Stock has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series T Preferred Stock will be entitled to receive all of Midwest’s remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by Midwest with or into any other corporation or by another corporation with or into Midwest will constitute a liquidation, dissolution or winding up of our affairs.

Preemptive Rights — Series A Preferred Stock.  No holder of any shares of Series A Preferred Stock will have any preemptive right to subscribe to stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

Preemptive Rights — Series T Preferred Stock.  No holder of any shares of Series T Preferred Stock will have any preemptive right subscribe to stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

Redemption — Series A Preferred Stock.  The shares of Series A Preferred Stock are redeemable at our option with the prior approval of the Federal Reserve Board, if required, in whole or in part, at any time or from time to time, out of funds legally available for payment, on or after December 14, 2012. The cash redemption price will be the liquidation preference, initially $2,500 per share of Series A Preferred Stock, plus declared and unpaid dividends, if any, for prior dividend periods (if we have received the approval of the Federal Reserve Board) and the then-current dividend period.

Redemption — Series T Preferred Stock.  The Series T Preferred Stock may not be redeemed for three years, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to Midwest of not less than 25% of the issue price of the Series T Preferred Stock. A “Qualified Equity Offering” is the sale by Midwest for cash, following the date of issuance of the Series T Preferred Stock, of common stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve Board. After three years, the Series T Preferred Stock may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption will be at a cash redemption price of $1,000 per share of Series T Preferred Stock, plus any accrued and unpaid dividends for all prior dividend periods for the redeemed Series T Preferred Stock. Holders of Series T Preferred Stock will have no right to require the redemption or repurchase of the Series T Preferred Stock.

Any redemption of the Series T Preferred Stock is subject to prior approval of the Federal Reserve Board.

Subordination — Series A Preferred Stock.  The rights of the holders of Series A Preferred Stock are subordinate to the rights of our general creditors, including depositors.

Subordination — Series T Preferred Stock.  The rights of the holders of Series T Preferred Stock will be subordinate to the rights of our general creditors, including depositors.

Regulatory Capital Treatment — Series A Preferred Stock.  Series A Preferred Stock qualifies as Tier 1 capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

Regulatory Capital Treatment — Series T Preferred Stock.  Series T Preferred Stock will qualify as Tier 1 capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

Warrants

The U.S. Treasury’s purchase of the Series T Preferred Stock will be conditioned upon our sale to the U.S. Treasury of warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the Series T Preferred Stock purchased by the U.S. Treasury. If we sell the Series T Preferred Stock for $85.5 million, the U.S. Treasury will receive warrants to purchase $12.8 million of our common stock. The warrant exercise price is $2.97 per share. We will issue to the U.S. Treasury warrants to purchase 4.3 million shares of our common stock at the time the U.S. Treasury acquires the Series T Preferred Stock.

Set forth below is a summary of the terms of the warrants to be issued under the Program as set forth in a draft of the preferred stock purchase agreement and the warrant form provided by the U.S. Treasury:

•	The warrants will have a term of 10 years, and will be immediately exercisable, in whole or in part.

•	The warrants will not be subject to any contractual restrictions on transfer, provided that the U.S. Treasury may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of not less than 100% of the issue price of the Series T Preferred Stock from one or more Qualified Equity Offerings and (ii) December 31, 2009.

•	We must file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of the U.S. Treasury’s investment and, if necessary, take all action required to cause such shelf registration statement to be declared effective as soon as possible. We will also grant to the U.S. Treasury piggyback registration rights for the warrants and the common stock underlying the warrants, and will apply for the listing of the common stock underlying the warrants on the national exchange on which our common stock is then traded (if applicable).

•	The U.S. Treasury will not exercise voting power with respect to the shares of common stock issued to it upon exercise of the warrants.

•	In the event that we have received aggregate gross proceeds of not less than 100% of the issue price of the Series T Preferred Stock from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the U.S. Treasury shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants and (ii) 0.5.

•	In the event that we do not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, we will call a meeting of our stockholders as soon as practicable after the date of the U.S. Treasury’s investment to increase the number of authorized shares of our common stock and/or comply with such exchange rules, and to take any other measures deemed by the U.S. Treasury to be necessary to allow the exercise of the warrants into our common stock.

•	In the event that Midwest is no longer listed or traded on a national securities exchange or securities association, or the consent of Midwest’s stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the U.S. Treasury, for senior term debt or another economic instrument or security of Midwest such that the U.S. Treasury is appropriately compensated for the value of the warrant, as determined by the U.S. Treasury.

Midwest can make no assurance that the U.S. Treasury will not, prior to the consummation of the contemplated sale of Series T Preferred Stock and the warrants pursuant to the Program, impose additional terms and conditions or modify its requirements under the Program.

Executive Compensation

As a condition to participation in the Program, Midwest and its Senior Executive Officers (as that term is defined below) covered by the Emergency Economic Stabilization Act of 2008 (“EESA”) must agree to the following provisions: (i) we must ensure that incentive compensation for our Senior Executive Officers does not encourage unnecessary and excessive risks that would threaten the value of Midwest; (ii) we will be subject to a “clawback” with respect to incentive compensation paid to a Senior Executive Officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) we will be prohibited from making any golden parachute payment to a Senior Executive Officer; and (iv) we will not deduct executive compensation in excess of $500,000 for each Senior Executive Officer. For purposes of EESA, Midwest’s “Senior Executive Officers” include our President and CEO, James Giancola, and our Chief Financial Officer, JoAnn Sannasardo Lilek, and three next most highly paid officers of Midwest.

As an additional condition to participation in the Program, Midwest and its Senior Executive Officers are required to grant to the U.S. Treasury waivers releasing the U.S. Treasury from any claims that Midwest and its Senior Executive Officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any applicable guidance or regulations issued by the Secretary of the Treasury.

Reasons for Midwest’s Participation in the Program

Our country and banking system are experiencing some of the most challenging times since the Great Depression. News reports frequently focus on problems in real estate and mortgages, and our government has responded to the stresses in our economy in many important ways. Nonetheless, Midwest has not been immune to the negative impact the economy is having on our nation’s banks. The difficult economic situation has had negative effects on Midwest’s credit costs, investments, and stock price.

On November 3, 2008, Midwest announced a net loss of $159.7 million for the third quarter of 2008. These results reflect previously announced pre-tax charges of: a $42 million provision for loan losses; $64.5 million of charges and losses on investments in Fannie Mae and Freddie Mac preferred equity securities; and an $80 million non-cash goodwill impairment charge relating to Midwest’s reduced stock price. The third quarter 2008 net loss per share was $5.76. At September 30, 2008, Midwest’s non-accrual loans totaled $60.5 million or 2.42% of total loans while non-performing assets totaled $68.5 million or 1.91% of total assets. The allowance for loan losses at September 30, 2008 was $39.4 million or 1.59% of loans and 65% of non-accrual loans.

Midwest is committed to remaining a strong company with a well-capitalized bank to serve our customers. In order to conserve capital in light of deteriorating economic conditions, Midwest has suspended paying cash dividends on its common stock. Midwest has, however, paid all of the cash dividends on its Series A Preferred Stock. In order to continue paying cash dividends on Midwest’s Series A Preferred Stock (and, therefore, the Series A depository shares) and to reinstate cash dividends on its common stock in the future, Midwest believes that our bank, Midwest Bank and Trust Company (the “Bank”) must remain “Well Capitalized” under applicable bank regulatory guidelines, and our Bank and overall company must achieve sustained profitability.

If we are unable to consummate the Series T Proposal, we may find that it is also necessary in the near term to conserve capital by also suspending cash dividends on the Series A Preferred Stock (and, therefore, the Series A depositary shares). If we are unable to consummate the Series T Proposal, we may face an extended period of time in which we will be unable to return to a level of profitability which will allow us to pay cash dividends on our preferred and common stocks.

We are seeking additional capital in addition to that which may be available from the Treasury under the TARP Program. We anticipate that additional capital from private parties will be available, if at all, on significantly less favorable terms than the TARP Program. If we fail to sell the Series T Preferred Stock to the U.S. Treasury, we will have to seek capital from other parties, which if obtained, will in all likelihood be more dilutive to existing stockholders.

Midwest is a holding company which relies on dividends from Midwest Bank and Trust Company (the “Bank”) to pay expenses and cash dividends. Midwest has obligations which rank senior to the Series A Preferred Stock. For instance, under the terms of junior subordinated debentures, we may not pay any dividends on the Series A Preferred Stock if we have delayed interest payments on the securities issued under our junior subordinated debentures.

With respect to dividend rights and rights upon our liquidation, winding-up or dissolution, our Series A Preferred Stock ranks junior to all of our present and future indebtedness. As of September 30, 2008, we had approximately $      million of indebtedness and other liabilities which are senior in right of payment to the Series A Preferred Stock (and the depositary shares), including secured and unsecured debt totaling $      million and $6      million of debt related to our junior subordinated debentures.

Midwest’s senior indebtedness includes a $25 million short-term revolving line of credit and $55 million term note with a single lender. As of September 30, 2008, $20.6 million was outstanding under the revolving line of credit and $55 million outstanding under the term loan. These loans are secured by the stock of the Bank. The revolving line of credit and term note include the following covenants at September 30, 2008: (1) the Bank must not have nonperforming loans in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. In light of recent economic conditions, Midwest’s increase in nonperforming assets, and impairment charges on goodwill and the Fannie Mae and Freddie Mac preferred securities, Midwest has sought covenant waivers on two occasions since December 31, 2007, including a request it made recently to the third quarter of 2008.

The net loss recognized in the third quarter of 2008 caused Midwest to violate a covenant; the lender, however, agreed to conditionally waive this covenant violation pending a successful capital raise. If we do not sell the Series T Preferred Stock to the U.S. Treasury and raise capital from other sources, we could be prevented from drawing on the short-term credit facility and we would be required to renegotiate the terms or repay the loans in full. If we are unsuccessful in renegotiating the loans or repaying the loans in full, the lender would be able to call the loans.

The Bank is not expected to pay dividends to Midwest for the balance of 2008 and will only be able to pay dividends in 2009 upon receipt of regulatory approval. Our annual debt service currently includes approximate $6.8 million in annual interest expense related to our debt and trust preferred securities and $3.3 million in annual dividend obligations on our Series A Preferred Stock. As of September 30, 2008, we had $5.0 million in cash on hand. In the event the Bank is unable to pay dividends to Midwest, we may not be able to service debt, pay obligations or pay dividends on our Series A Preferred Stock (and, therefore, our Series A depository shares) or our common stock.

Furthermore, our ability to support our growth initiative and meet minimum regulatory capital requirements to be considered well-capitalized at the Bank is dependent in part on us being able to consummate the Series T Proposal. If we are unable to successfully consummate this transaction, we would be required to significantly reduce our earning asset growth in future periods and our business, reputation, ability to remain well-capitalized and ability to attract and retain qualified personnel may be materially adversely affected. We would also be required to seek additional capital, and events or circumstances in the capital markets generally that are beyond our control may adversely affect our ability to do so on terms acceptable to us, or at all. We may also fail to meet minimum capital levels for qualification as “well-capitalized” under applicable bank regulations. In that event, our access to capital and ability attract and retain deposits would be adversely effected.

In the event that the holders of the Series A depository shares fail to approve the Series T Proposal, Midwest will be ineligible to participate in the TARP Program, and will therefore not qualify for the equity investment by the U.S. Treasury. This will eliminate an important and attractive potential source of capital that can be used to improve Midwest’s capital and liquidity positions and profitability. Like many other U.S. financial institutions, we have faced significant economic and business challenges in recent months, owing in part to the downturn in real estate markets and the overall credit crisis. As a result, we have taken a proactive approach to restructuring our operations to protect our liquidity, and raise additional capital to protect our capital and liquidity during these trying times. Our participation in the TARP Program represents a significant part of that strategy and involves utilizing a portion of the proposed infusion of capital to help us implement our plans.

We are seeking additional capital in addition to that which may be available from the Treasury under the TARP Program. Midwest was the second bank from Chicago to qualify for the TARP program capital purchases, and one of the first banking companies our size in the nation to receive this approval. We believe our selection to receive these funds will greatly facilitate our ability to raise additional capital from other sources. Conversely, if we fail to sell the Series T Preferred Stock to the U.S. Treasury, we will have to seek capital from other parties, which, if obtained, will in all likelihood be on substantially less attractive terms and available in lesser amounts, thereby restraining the capital levels and sustained profitability that support the payment of cash dividends on our Series A Preferred Stock (and, therefore, our Series A depository shares).

Approval Requirement and Board of Directors Recommendation

The approval of the Series T Proposal requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Series A Preferred Stock (and, therefore, the holders of two-thirds of the Series A depositary shares). The board believes that the advantages of the Series T Proposal outweigh the possible disadvantages. Accordingly, the board has unanimously approved the Series T Proposal and unanimously recommends approval by Series A depositary shareholders.

The board of directors unanimously recommends that the Series A depositary shareholders instruct IST, as the depository, to vote the Series A Preferred Stock “FOR” the Series T Proposal.

PROPOSAL 2

Granting of authority to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of instruction voting cards if there are not sufficient votes at the time of the special meeting to approve the Series T Proposal
(the “Adjournment Proposal”)

Description of the Proposal

If at the special meeting the number of shares of the Series A Preferred Stock present or represented and voting in favor of the Series T Proposal is insufficient to approve the Series T Proposal, we may move to adjourn, postpone or continue the special meeting in order to enable our board to continue to solicit additional voting instruction cards in favor of the Series T Proposal. In that event, the depository will then be asked to vote only upon the adjournment, postponement or continuation proposal and not the Series T Proposal.

We are asking the holders of the Series A depositary shares to authorize the depository to vote the Series A Preferred Stock in favor of adjourning, postponing or continuing the special meeting and any later adjournments. If the adjournment, postponement or continuation proposal is approved, we could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional voting instruction cards in favor of the Series T Proposal, including the solicitation from the Series A depositary shareholders who have previously voted against such proposal. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if holders of depositary shares instruct the depository to vote against the Series T Proposal, we could adjourn, postpone or continue the special meeting without a vote on the Series T Proposal and seek to convince the holders of those depositary shares to change their voting instruction cards so that the depository could vote the Series A Preferred Stock representing their Series A depositary shares in favor of the Series T Proposal.

The adjournment, postponement or continuation proposal requires that holders of more of the Series A depositary shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No voting instruction card that is specifically marked AGAINST the Series T Proposal will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the Adjournment Proposal.

Our board of directors believes that if the number of shares of its Series A Preferred Stock present or represented at the special meeting and voting in favor of the Series T Proposal is insufficient to approve the proposal, it is in the best interests of the holders of the Series A depositary shares to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Series T Proposal.

Approval Requirement and Board of Directors Recommendation

Approval of the proposal to grant the depository the authority to vote to adjourn, postpone or continue the special meeting will require the affirmative vote of the majority of the votes cast at the special meeting, (and, therefore, a majority of the Series A depositary shares represented by completed voting instruction cards), even if less than a quorum is represented. The board unanimously recommends the approval of this proposal.

The board of directors unanimously recommends that the holders of the Series A depositary shares instruct IST, as the depository, to vote the Series A Preferred Stock “FOR” the Adjournment Proposal.

Share Ownership of Certain Beneficial Owners, Directors and Executive Officers

The following table shows beneficial ownership of Midwest’s as of November 7, 2008 by (i) each director of Midwest, (ii) each named executive officer of Midwest, and (iii) all directors and executive officers as a group, and (iiii) beneficial owners of 5% or more of the outstanding Series A depositary shares as of November 7, 2008.

Amount and Nature of
	Beneficial	Percent of Class
Directors	Ownership(1)	(if 1% or Greater)

Homer J. Livingston, Jr.	1,000	—
James J. Giancola	5,000	—
Percy L. Berger	—	—
Angelo DiPaolo	—	—
Barry I. Forrester	—	—
J.J. Fritz	—	—
Robert J. Genetski	—	—
Gerald F. Hartley	—	—
Dennis O’Hara	—	—
Joseph Rizza	—	—
Thomas A. Rosenquist	5,500	—
E.V. Silveri	—	—
Kenneth Velo	—	—

Named Executive Officers

Kelly O’Keefe	—	—
Brogan M. Ptacin	—	—
JoAnn Lilek	—	—
Directors and Executive Officers as a Group (16 Persons)	11,500	—

% owners

Financial and Investment Management Group(2)
Traverse City, Michigan	142,744	9.52%

(1)	Pursuant to the regulations of the Securities and Exchange Commission, an individual is considered to “beneficially own” shares of common stock if he or she directly or indirectly has or shares (a) the power to vote or direct the voting of the shares; or (b) investment power with respect to the shares, which includes the power to disclose of or direct the disposition of shares. Unless otherwise indicated in a footnote below, each individual holds sole voting and investment authority with respect to the shares listed.

(2)	Based upon a Schedule 13G filed on February 20, 2008 with the Securities and Exchange Commission. Financial and Investment Management Group disclaims beneficial ownership of these depositary shares.

Additional Information

Stockholder Proposals

To be considered for inclusion in our proxy and form of proxy relating to the 2009 annual meeting of stockholders, a stockholder proposal must be received prior to December 9, 2008, by the president of the Midwest at the address set forth on the first page of this proxy statement. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Notice of Business to Be Conducted at the Annual Meeting

Under our by-laws, the only business which may be conducted at an annual meeting of stockholders is that business brought before the meeting by the board of directors or by any stockholder who is entitled to vote and who has complied with the notice procedures set forth in our by-laws. For business to be brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and must have given timely notice in writing to our president. For the 2009 annual meeting, a stockholder must give written notice to the president of Midwest by January 11, 2009; provided, however, that, in the event less than 130 days notice or prior public disclosure that the date of the 2009 annual meeting will be held on a date other than May 6, 2009, notice by the stockholder to be timely must be so delivered not later than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

A stockholder’s notice to our president must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a brief description of the matter the stockholder desires to present,

•	the name and record address of the stockholder who proposed such matter,

•	the class and number of shares of our capital stock that are beneficially owned by the stockholder and

•	any material interest of such stockholder in such business.

Our by-laws provide that nominations for election to the board of directors may be made only by the board of directors or by stockholder entitled to vote for the election of directors who complies with the notice procedures set forth in the by-laws described above.

In addition to the information described above, the stockholder’s notice must set forth, as to each person the stockholder proposes to nominate for election or re-election as a director, his or her name and qualifications, including all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including those matters raised other than pursuant to the procedures of Rule 14a-8 under the Exchange Act. We are not required to include in our proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Cautionary Statement Concerning Forward-Looking Information

This proxy statement contains forward-looking statements that involve risks, uncertainties, and assumptions. Forward-looking statements are not guarantees of performance. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results and financial condition of Midwest and its consolidated subsidiaries may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements may be identified by, among other things, expressions of beliefs or expectations that certain events may occur or are anticipated, and projections or statements of expectations. Risks, uncertainties, and assumptions relating to forward-looking statements include the occurrence of any event, change or other circumstance that could result in Midwest’s failure to sell the Series T Preferred Stock to the U.S. Treasury, general business and economic conditions, changes in fiscal and monetary policies, increased competition, changes in customers’ preferences for types and sources of financial services, the timely development and acceptance of new products and services, increased costs of operation (including increased funding costs), changes in laws and regulation that govern Midwest’s operations, increases in credit risks and losses, loss of key personnel, unforeseen liabilities arising from current or prospective claims or litigation, the inability to execute expansion plans, errors in the application of critical accounting policies, unanticipated adverse decisions by tax authorities, the inability to pay dividends, lack of marketability of Midwest’s stock, and the effect of certain organizational anti-takeover provisions. Midwest assumes no obligation, and does not intend, to update these forward-looking statements.

Incorporation By Reference

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You may read and copy any reports, proxy statements or other information filed by Midwest at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission at this address. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Reports, proxy statements and other information filed by Midwest are also available to the public from document retrieval services on the Internet at the Commission’s website at “http://www.sec.gov.” Midwest’s SEC filings are also available and at the Commission’s Internet website (http://www.sec.gov). Midwest’s filings with the Commission are also available at its website at www.midwestbank.com and the offices of the Nasdaq Global Market. For further information on obtaining copies of our public filings at the Nasdaq Global Market, you should call (212) 656-5060 or visit the Nasdaq Global Market website http://www.nasdaq.com.

The SEC allows Midwest to “incorporate by reference” information into this proxy statement, which means that Midwest can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained directly in the proxy statement. This proxy statement incorporates by reference the following items of Part II of our annual report on Form 10-K for the fiscal year ended December 31, 2007:

•	Item 6. Selected Consolidated Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk; and

•	Item 8. Consolidated Financial Statements and Supplementary Data.

We also incorporate by reference the following items of Part I of our quarterly reports on Form 10-Q filed with the SEC for the periods ended March 31, 2008 and June 30, 2008 and September 30, 2008, respectively:

•	Item 1. Financial Statements;

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We will provide without charge to each person, including a beneficial owner, to whom this proxy statement is delivered, upon his or her written request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all documents referred to above that have been incorporated by reference into this proxy statement, excluding all exhibits to those documents unless they are specifically incorporated by reference into those documents. You may obtain any of these incorporated documents by requesting them from us in writing or by telephone at the following address:

JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
(708) 865-1053

You must request this information no later than five business days prior to the special meeting, or by December   , 2008, to assure receipt prior to the special meeting.

By Order of the board of directors

JoAnn Sannasardo Lilek
Secretary

Melrose Park, Illinois
November 10  , 2008

YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

Midwest Banc Holdings, Inc.
Voting instructions solicited on behalf of board of directors for Special Meeting of holders of Series A Noncumulative Redeemable Convertible
Perpetual Preferred Stock
December   , 2008

The undersigned, having received the Notice of Special Meeting of Holders of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock and Proxy Statement, appoints James Giancola and JoAnn Lilek, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned, and directs Illinois Stock Transfer Company to vote all shares of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock of Midwest Banc Holdings, Inc. (the “Series A Preferred Stock”) which represent Series A depositary shares held by the undersigned at the Special Meeting of Holders of Midwest’s Series A Preferred Stock to be held on December  , 2008, and any and all adjournments thereof, in the manner specified.

1. To authorize the issuance by Midwest of up to $85.5 million of Fixed Rate, Cumulative Perpetual Preferred Stock, Series T to the United States Treasury (the “Series T Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. To grant management the authority to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of voting instruction cards if there are not sufficient votes at the time of the special meeting to approve the Series T Proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be SIGNED and dated on the reverse side.)

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THE DEPOSITORY WILL ABSTAIN WITH RESPECT TO THE PROPOSAL.

Should any other matters requiring a vote of the holders of Series A Preferred Stock arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of Midwest Banc Holdings, Inc. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Dated:                    , 200

  (SEAL)

  (SEAL)

(Please sign exactly as name or names appear on Series A depositary shares. If depositary shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or other representative, please give full title as such. If a corporation, please sign in corporation’s name by an authorized officer. If a partnership, please sign in the partnership name by authorized person.)